                                                                     EXHIBIT 4.4

                               PURCHASE AGREEMENT

          This Purchase Agreement ("AGREEMENT") is entered into this 21st day of May, 2001, by and between Osprey Maritime Limited, a Singapore company ("SELLER"), and Golar LNG Ltd., a Bermuda company ("PURCHASER"). (Seller and Purchaser hereinafter jointly referred to as the "PARTIES" and individually as a "PARTY").

          WHEREAS, Purchaser is a wholly owned subsidiary of Seller, and

          WHEREAS, Purchaser desires to purchase by way of a purchase of the applicable holding companies, owning companies, management company and the Seller's various claims against these entities and assignment of one newbuilding contract all of the LNG vessels as described in Schedule 1.01 hereto (the "VESSELS"), and related assets, joint venture interests, newbuilding commitments and operations of Seller (together, "LNG OPERATIONS"), and

          WHEREAS, the Parties agreed the terms and conditions in principle for such a sale on 16 May, 2001,

          WHEREAS, Seller desires to sell its LNG Operations to Purchaser.

          NOW, THEREFORE, in consideration of the foregoing recitals and the agreements, representations, warranties and covenants herein set forth, the parties hereto agree as follows:

          I.   PURCHASE AND SALE OF LNG OPERATIONS

          1.01 PURCHASE. Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the shares of the companies listed in Schedule 1.01, representing directly or indirectly all of Seller's LNG Operations (the "LNG COMPANIES") and all of the Seller's claims for money against the LNG Companies as of 31 May 2001, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever (together, "LIENS"). Where a holding company owns other companies included within Seller's LNG Operations, the seller shall sell, and the Purchaser shall buy the shares of the holding Company. In addition, Seller shall assign, and Purchaser shall assume, either directly or by way of a subsidiary, the newbuilding contract specified on Schedule 1.01 (the "NEWBUILDING CONTRACT").

                  With effect from the Closing or as soon as reasonably practicable thereafter, Purchaser shall procure the discharge of Seller from all obligations and liabilities (whether actual or contingent) in connection with the LNG Operations (including, without limitation, obligations and liabilities of Seller under or in connection with the Newbuilding Contract or any guarantees, indemnities or securities made by Seller for the benefit of the LNG Operations.

                  Purchaser, either directly or through a subsidiary, further undertakes to provide Seller with an interest free loan in the amount of approximately USD 32,000,000 for

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the purpose of financing the first instalment due under the Newbuilding Contract provided the due date therefor occurs prior to the Closing set forth in Section 1.03.

          1.02 PURCHASE PRICE. The purchase price to be paid by Purchaser for the LNG Operations (the "PURCHASE PRICE"), shall be the sum of:

                  (i) USD 635,000,000 less the outstanding principal of the loan secured against M/V "Golar Mazo" as of 31 May 2001 plus USD 2,500,000;

                  plus

                  (ii) the book value of the equity in each of the LNG Companies as of May 31, 2001 exclusive of the book value of the Vessels and their financing but adjusted for the market value of Osprey Maritime (Europe) Ltd.'s lease contract for office space in London);

                  plus

                  (iii) the amount paid as the first instalment under the Newbuilding Contract prior to Closing (as defined in Clause 1.03).

                  The Purchase Price shall be paid seven business days after the Closing set forth in Section 1.03.

                  The Seller shall, no later than 3 business days prior to the Closing, provide Purchaser with a calculation of the Purchase Price. Such calculation shall be made on the basis of the value of the shares in the LNG Companies and the Seller's claims against the LNG Companies as of May 31, 2001 and shall, in reasonable detail, set forth in relation to such shares:

                  (i)    the name of the Company:

                  (ii) the net equity value of the applicable LNG Company as of 31 May, 2001 (exclusive of the value of the relevant Vessels and the financing);

                  and in relation to claims:

                  (i)    the amount and currency of the claim;

                  (ii)   the debtor LNG Company;

                  (iii)  the applicable interest rate;

                  (iv)   accrued interest as of 31 May 2001.

                  Purchaser agrees and accepts that Seller shall use USD 125,000,000 of its claim for the Purchase Price as a set-off against Seller's obligation to pay an equal amount in consideration for the subscription of shares in the Purchaser as per the terms of a certain subscription agreement between the Parties.

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          1.03.   CLOSING. The closing (the "Closing") of the sale of the LNG
Operation to Purchaser shall take place on 31 May 2001 or such subsequent business day in Singapore, Oslo and New York prior to 15 June 2001 as Purchaser shall nominate to Seller.

          1.04 DELIVERY AT CLOSING. At the Closing, Seller shall deliver (i) certificates evidencing the shares of the relevant holding companies comprising the LNG Operations, duly endorsed for transfer, (ii) notices of assignment of the claims on the LNG Companies to be included in the purchase and (iii) an instrument of assignment of the Newbuilding Contract, to the Purchaser. The Parties will determine mutually which other documents or instruments each should deliver at the Closing.

          II.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          2.01 Purchaser represents and warrants to Seller that Purchaser is duly organized, validly existing and in good standing under the laws of Bermuda, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Purchaser also represents that the execution and delivery by it of this Agreement has been duly authorized, and that this Agreement constitutes its legal, valid and binding obligation, enforceable by Seller in accordance with its terms. In addition, Purchaser's execution and delivery of this Agreement, and its consummation of its purchase of the LNG Operations will not breach any other agreement to which Purchaser is bound, nor will it violate its bye-laws or applicable law.

          III. REPRESENTATIONS AND WARRANTIES OF SELLER

          3.01 Seller represents and warrants to Purchaser that Seller is duly organized and validly existing and in good standing under the laws of Singapore, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Seller also represents that the execution and delivery by it of this Agreement has been duly authorized, and that this Agreement constitutes its legal, valid and binding obligation, enforceable by Purchaser in accordance with its terms. In addition, Seller's execution and delivery of this Agreement, and, following receipt of appropriate waivers and consents, Seller's consummation of its sale to Purchaser of the LNG Operations will not breach any other agreement to which Seller or any of the LNG Companies or their assets is bound, nor will it violate its or their respective charter documents or any law, regulation or judicial order applicable to it or to them. Seller (or the relevant holding company) has good and marketable title to all of the issued and outstanding shares of the LNG Companies, which constitute all of the LNG Operations, and will deliver those shares to Purchase at the Closing, free and clear of any and all Liens.

          3.02 With respect to the LNG Companies, Seller represents and warrants to Purchaser that each of them is duly organized and validly existing and in good standing under the laws of its jurisdiction and foreign jurisdictions, where required, and that it is legally and contractually able to conduct its portion of the LNG Operations and that Seller has no assets or operations related to liquid natural gas outside of the LNG Companies and the Newbuilding Contract, which is in full force and effect. Seller also represents that each of the issued and outstanding shares of the LNG Companies is duly issued, fully paid and nonassessable and held by the shareholder listed in
Schedule 1.01 and that neither Seller nor any of the LNG Companies has any agreements or commitments to issue additional securities. Purchaser has

                                                                               3
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disclosed to Seller the details of its ownership of joint ventures comprising part of its LNG Operations, and has disclosed to Purchaser the charters, management agreements, loan agreements, indebtedness and guarantees, warranting that there are no material liabilities other than such agreements, indebtedness and guarantees, and other arrangements relating to the vessels that are part of the LNG Operations, as set forth in Schedule 1.01, which disclosure Purchaser warrants to be true. Seller will provide to Purchaser such audited historical financial statements as Purchaser may reasonably request and which are in the possession of Seller, such financial statements to be in accordance with the books and records of the LNG Companies and the LNG Operations and to present fairly in all material respects the consolidated financial position of the LNG Companies as of the respective dates and the results of operations and cash flow for the respective periods indicated, with Seller understanding that Purchaser will require audited historical financial information as well. As soon as practicable, Seller will deliver to Purchaser true and complete copies of all of the corporate records of the LNG Companies and all Vessel records. The LNG Companies have operated in compliance with all relevant law, paid all taxes, are subject to no environmental liabilities, face no litigation, pension or employment liability that would result in a material adverse effect on the LNG Operations or their value. Seller makes the following representations concerning the Vessels.

          (i) All the debt to banks and financial institutions secured by the Vessels (other than a loan in the outstanding principal amount of approximately USD 128,700,000 secured by a mortgage over M/V "Golar Mazo") shall have been repaid as of Closing and the Vessels (other than M/V "Golar Mazo") shall be free and clear of all Liens as of Closing.

          (ii) All facts relating to the Vessels which could materially and adversely affect the value of the Vessels or their operations and which would be likely to affect the decision of a prospective buyer of the Vessels have been disclosed to Purchaser, (ii) the vessels were built and or rebuilt of first class design material and workmanship; (iii) each of the Vessels complies with the specifications and operating criteria previously delivered to Purchaser;
(iv) each of the Vessels is properly documented, has an up to date ITF blue certificate, has been constructed, operated and equipped in accordance with and continues to comply with all applicable laws, regulations and conventions; (v) the Vessels are in good seaworthy state of repair and each is fit for its intended purpose; (vii) the Vessels fully comply with all the requirements of their present class (which has been disclosed to Purchaser) with all continuous or progressive survey cycles up to date; all class certificates and all national and international certificates of the Vessels are clean and valid and free of recommendations and notations; (vii) the existing program of maintenance, repair and renewal will be continued up to the Closing; (ix) the Vessels are being operated and managed in accordance with custom and practice and good seamanship in effect in the area of operations and the country of registry; (x) all insurances have been disclosed to Purchaser and are in effect.

          3.03 None of the LNG Companies, except Osprey Maritime (Europe), Ltd. ("OMEL"), owns, leases or operates any real estate, and Seller has delivered to Purchaser the lease for OMEL's premises, which is in full force and effect. Seller will, as soon as practicable, deliver to Purchaser a true and correct list of each contract or agreement material to the maintenance and operation of the LNG Operations. Seller warrants that no representation or warranty of the Seller in this Agreement contains or will contain any untrue statement of a material fact nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any material statement contained herein not misleading. To the knowledge of Seller, there is no fact that has not been disclosed to Purchaser that might reasonably be expected to have or result in a material adverse effect on or with respect to the LNG Companies or the LNG Operations.

          IV.  CERTAIN UNDERSTANDINGS AND AGREEMENTS

          4.01 Prior to Closing, the Seller shall obtain all necessary consents and waivers to its sale of the LNG Companies to Purchaser and shall cause the LNG Companies to conduct their business in the ordinary course, to maintain all insurances, and to comply with all laws. Purchaser shall also cause each of the LNG Companies to give to authorized representatives of Purchaser full access to their books, records, and physical facilities.

          4.02 At the request of either Party, Purchaser and Seller shall negotiate and conclude a superseding purchase agreement containing more detailed representations, warranties and covenants. Nevertheless, until the execution and delivery of such superseding purchase agreement, this Agreement shall be fully valid and binding.

          V.   CONDITIONS TO OBLIGATIONS OF EACH PARTY

          5.01 The obligation of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the conditions that (i) any required governmental approvals or waivers shall have been obtained, (ii) no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency relating to this Agreement.

          5.02 The obligation of Purchaser to purchase the LNG Operations shall be subject to the conditions that all of Seller's representations and warranties shall be true as if made of the Closing, and that Seller shall have complied with all of its covenants set forth therein, and that Seller shall have provided to Purchaser resignations of the officers and directors of the LNG Companies to the extent requested by Purchaser.

          5.03 The obligations of Seller to sell the LNG Operations to Purchaser shall be subject to the conditions that all of Seller's representations and warranties shall be true as if made as of the Closing, and that Seller shall have complied with all of its covenants set forth herein.

          VI.  MISCELLANEOUS

          6.01 The Parties shall indemnify and hold each other harmless for their respective breaches of their respective representations and warranties.

          6.02 This Agreement may not be assigned by either of the Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors.

          6.03 This Agreement shall be governed by Norwegian law, and the parties agree to submit to the non-exclusive jurisdiction of the courts of Norway in connection with any dispute arising in connections with it.

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          6.04    Either Party may terminate this Agreement if the Closing has not taken place by June 15, 2001.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed as of the date first above written.

SELLER:                                            PURCHASER

OSPREY MARITIME LIMITED                            GOLAR LNG. LTD.

By: /s/ Torn Haugard Evensen                       By: /s/ Tor Orlav Troim
    -----------------------------                      ------------------------
Name: Torn Haugard Evensen                         Name: Tor Orlav Troim
Title: Director                                    Title: Director

                                  SCHEDULE 1.01

                                                                         Action required to acquire
          Name                             Shareholder                           company
          ----                             -----------                   --------------------------
HOLDING CO

Gotass-Larsen Shipping Corporation    100% owned by OML                   TRANSFER SHARES
(GLSC)

Golar Gas Holding Company Inc.        100% owned by GLSC                  Will be acquired through purchase
(GGHC) [LNG Vessels]                                                      of GLSC

Golar Maritime (Asia) Inc. (GMA)      100% owned by GGHC                  Will be acquired through purchase
[Golar Mazo]                                                              of GLSC

Oxbow Holding Inc. (OH) [Golar Mazo]  100% owned by OML                   TRANSFER SHARES

SHIPHOLDING COMPANIES

Golar Freeze Inc.                     100% owned by GGHC                  Will be acquired through purchase
                                                                          of GLSC

Golar Gimi Inc.                       100% owned by GGHC                  Will be acquired through purchase
                                                                          of GLSC

Golar Hilli Inc.                      100% owned by GGHC                  Will be acquired through purchase
                                                                          of GLSC

Golar Khannur Inc.                    100% owned by GGHC                  Will be acquired through purchase
                                                                          of GLSC

Faraway  Maritime  Shipping  Company  20%  owned by GMA,  40%  owned by   GMA's participation  will be
[Vessel:  Golar  Mazo]  [60%]         OH, 40% owned by third  party       acquired through purchase of GLSC.

Golar Gas Cryogenios Inc. [Vessel:    50% owned by GGHC, a wholly owned   GGHC's interest will be acquired
Golar Spirit]                         subsidiary of GLSC; 50% owned by    through the purchase of GLSC.
                                      OML directly

MANAGEMENT COMPANIES                                                      TRANSFER SHARES

Osprey Maritime Management Limited    100% owned by OML
(OMML)

Aurora Management Inc. (AM)           80% owned by GMA, 10% owned by OH   Will be acquired through the
                                      [10% owned by third party]          purchase of OH and GLSC.

Osprey Maritime (Europe) Limited      100% owned by OMML                  Will be acquired through
                                                                          acquisition of OMML

Gotass-Larsen International Limited   100% owned by OMML                  Will be acquired through
                                                                          acquisition of OMML

Golar International Limited           100% owned by OMML                  Will be acquired through
                                                                          acquisition of OMML

NEWBUILDING CONTRACT

Newbuilding  contract in the name of                                      Assign contract to Purchaser or
OML (or its assignee)  related to                                         its designee
Hull 2215 (the  "Newbuilding
Contract") with Daewoo Shipbuilding
and Engineering Corporation Ltd.
for the construction of one 138
cbm3 LNG carrier with an option to
contract another vessel

                          LIST OF VESSELS AND CHARTERS

                                                          CHARTER                              CHARTER
NAME                 CAPACITY(CBM)        YEAR BUILT      TYPE              CHARTERER          EXPIRATION
 ---------------    ---------------      --------------   ---------------  ---------------   ---------------
Golar Mazo          138,000              2000                   Time       Pertamina/        December 2017
                                                                           KOGAS

Golar Spirit        129,013              1981                   Time       Pertamina/        December 2006
                                                                           KOGAS

Golar Freeze(1)     125,862              1977                   Time       BG Methane        December 2002
                                                                           Svcs.

Hilli               124,890              1975                   Time       BG Methane        January 2011
                                                                           Svcs.

Khannur             125,003              1977                   Time       BG Methane        June 2009
                                                                           Svcs.

Gimi                124,872              1976                   Time       BG Methane        December 2009
                                                                           Svcs.


02089.016#246435


----------
(1) BG Methane Services has time charter options on the Golar Freeze through December 2009.

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